Exhibit 10.9

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDMENT NO. 3 TO
AMENDED AND RESTATED
WALMART MONEY CARD PROGRAM AGREEMENT

This Amendment No. 3 to the Amended and Restated Walmart MoneyCard Program Agreement ("Amendment") is made as of August 1, 2017 ("Amendment Effective Date") by and among Wal-Mart Stores, Inc., a Delaware corporation, Wal-Mart Stores Texas L.L.C., a Delaware limited liability company, Wal-Mart Louisiana, LLC, a Delaware limited liability company, Wal-Mart Stores Arkansas, LLC, an Arkansas limited liability company, Wal-Mart Stores East, L.P., a Delaware limited partnership and Wal-Mart Puerto Rico, Inc., a Puerto Rico corporation (each of the foregoing entities, individually and collectively, "Retailer"), (2) Green Dot Corporation ("GDC" or "Green Dot"), a Delaware corporation, and (3) Green Dot Bank, a Utah chartered Fed member bank and wholly owned subsidiary of GDC ("Bank"). Each of the foregoing parties is sometimes referred to herein as "Party," and collectively they are referred to as the "Parties."

WHEREAS, Retailer, Green Dot and Bank are party to that certain Amended and Restated Walmart Money Card Program Agreement, dated as of May 1, 2015 (as amended, "Agreement");

WHEREAS, pursuant to the Agreement, Retailer markets and sells the Walmart MoneyCard prepaid card issued by Bank and serviced by Green Dot (the "MoneyCard");

WHEREAS, Retailer, Bank and Green Dot desire to amend the Agreement to provide certain prize· linked reward features for the MoneyCard, as further set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.     Capitalized terms used in this Amendment and not specifically defined in this Amendment have the meaning ascribed to such terms in the Agreement.

2.     Section 1.1 of the Agreement is amended by adding the following definition after the definition of "Prepaid Access Rule" and before the definition of "Product."

"Prize Linked Rewards Program" means a rewards program pursuant to which periodic drawings will be held in which prizes will be awarded and pursuant to which eligible Cardholders in the United States and Puerto Rico will receive automatic entries into such

Exhibit 10.9

drawings tied to specific Cardholder behaviors linked to the MoneyCard's online vault feature.

3.     Section 2 of the Agreement is amended by the addition of a new Section 2.15 as set forth below:

2.15. Prize Linked Rewards Program. Retailer, Green Dot and Bank have developed, and previously launched, the Prize Linked Rewards Program. Subject to the terms, conditions and provisions of this Section 2.15, the Prize Linked Rewards Program will terminate on January 31, 2018. Unless the Parties otherwise consent in writing, the total cash prizes awarded through the Prize Linked Rewards Program will not exceed $[*].

(a) Green Dot or Bank shall be solely responsible for developing and implementing the official rules for the Prize Linked Rewards Program and for implementing and administering the Prize Linked Rewards Program in accordance with Applicable Law and this Agreement, subject to Retailer's right to review and approve any official rules and terms and conditions for the Prize Linked Rewards Program. Green Dot and Bank will consult with Retailer with respect to the development, preparation and distribution of any and all disclosures, advertising, marketing or other consumer facing materials relating to the Prize Linked Rewards Program, and provide Retailer the opportunity to review and approve any proposed official rules, disclosures, advertising, marketing or other consumer facing materials for the Prize Linked Rewards Program. Retailer will review materials in a timely fashion, and will not unreasonably withhold, condition or delay any requisite approvals.

(b) Green Dot may retain one or more third party vendors to administer prize drawings and other aspects of the Prize Linked Rewards Program. As between Retailer and Green Dot and between Retailer and Bank, Green Dot is and will be responsible for any acts, errors or omissions of any third party vendor retained by Green Dot or Bank with respect to administration of the Prize Linked Rewards Program.

(c) The Parties, through the Program Management Committee or otherwise, will jointly review the performance of the Prize Linked Rewards Program on not less than a quarterly basis to determine whether or not to continue the Prize Linked Rewards Program. Prize Linked Rewards Program participation trends will be observed and measured to establish baseline metrics for program success not later than October 1, 2016. Prize Linked Rewards Program metrics will be compared to established baseline metrics monthly and if they do not meet established and agreed upon baselines for participation and growth, the Parties may choose to terminate the Prize Linked Rewards Program upon sixty days' written notice. In addition, subject to Applicable Law, Retailer may require Green Dot and Bank to terminate the Prize Linked Rewards Program for any reason by providing Green Dot and Bank with sixty days' written notice.

*Confidential Treatment Requested.

Exhibit 10.9

(d) Green Dot and Bank will be solely responsible for all costs and expenses for developing and administering the Prize Linked Rewards Program. [*].

4.     The term "PrizeSavings" and the logo set forth below (or such other similar logo as developed by Retailer) will constitute a Retailer Mark, and Schedule 2.5(a) of the Agreement is amended to add such term and logo (or such other similar logo as developed by Retailer) as a Retailer Mark.
5.     Except as expressly amended or supplemented hereby, the terms and conditions of the Agreement shall remain in full force and effect. In the event of any inconsistency between the terms of this Amendment and the Agreement, the terms of this Amendment shall control. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together constitute one and the same agreement. The Parties may execute and deliver this Amendment electronically, including by facsimile.

[Signature Page follows]

*Confidential Treatment Requested.

Exhibit 10.9

IN WITNESS WHEREOF, Retailer, Bank and Green Dot have caused this Amendment to be executed by their respective officers or agents thereunto duly authorized as of the Amendment
Effective Date.

WAL-MART STORES, INC.
WAL-MART STORES ARKANSAS, LLC
WAL-MART STORES EAST, L.P.
WAL-MART STORES TEXAS, L.L.C.
WAL-MART LOUISIANA, L.L.C
WAL-MART PUERTO RICO, INC.

By:    /s/ Daniel J. Eckert
Name: Daniel J. Eckert
Title: Senior Vice President
GREEN DOT BANK By: /s/ Mary Dent Name: Mary Dent Title: CEO

GREEN DOT CORPORATION By: /s/ Steven W. Streit Name: Steven W. Streit Title: CEO